Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows and Adjusted Cash Flows from Operations Excluding Alabama Gas Corporation (Alagasco) are Non-GAAP financial measures. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Similarly, Adjusted Cash Flows from Operations Excluding Alagasco reflect comparable information specific to the Company’s non-regulated activities.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2007 Actual	2008 Estimate (e)			2009 Estimate (e)
Net Income (GAAP)	309	310	—	340	370	—	400
Depreciation, depletion and amortization	161	180	—	180	200	—	200
Deferred income taxes, net	1	150	—	150	75	—	75

After-tax Cash Flows (Non-GAAP)	471	640	—	670	645	—	675
Changes in assets and liabilities and other adjustments	13	(45)	—	(45)	10	—	10

Net Cash Provided by Operating Activities (GAAP)	484	595	—	625	655	—	685

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2007 Actual	2008 Estimate (e)			2009 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	484	595	—	625	655	—	685
Changes in assets and liabilities and other adjustments	(13)	45	—	45	(10)	—	(10)

After-tax Cash Flow (Non-GAAP)	471	640	—	670	645	—	675
Less: AGC cash flows from operations (GAAP)	(94)	(90)	—	(90)	(80)	—	(80)

Adj. Cash Flows from Operations Excluding Alagasco (Non-GAAP)	377	550	—	580	565	—	595

(e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.